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                                                                    Exhibit 99.4


                             EMERALD FINANCIAL CORP.
                                14092 PEARL ROAD
                            STRONGSVILLE, OHIO 44136

                                  MAY 24, 1999

Dear Shareholders:

        You are cordially invited to attend the Annual Meeting of Shareholders of Emerald Financial Corp. The meeting will be held on Thursday, July 8, 1999, 10:30 a.m., Eastern Daylight Savings Time, at Quality Catering Party Center, 9200 Pearl Road, Strongsville, Ohio.

        At the Annual Meeting, holders of Emerald common stock will be asked to adopt the Affiliation Agreement between Emerald and Fifth Third Bancorp and approve the merger between Emerald and Fifth Third. Shareholders will also be asked to elect three nominees to serve as directors of Emerald until the 2002 Annual Meeting or until the merger of Emerald with and into Fifth Third is completed.

        When the merger of Emerald into Fifth Third becomes effective, each outstanding share of Emerald common stock (other than shares held by shareholders who perfect dissenters' rights) will be exchanged for Fifth Third common stock. Your Board of Directors has concluded that the merger of Emerald with and into Fifth Third is in the best interests of Emerald and its shareholders. We have received a fairness opinion from McDonald Investments Inc., Emerald's financial advisor, that the exchange ratio is fair from a financial point of view to the holders of Emerald common stock. Your Board of Directors unanimously recommends that you vote FOR the merger proposal at the Annual Meeting.

        Emerald shareholders are entitled to exercise dissenters' rights with respect to their common stock. The terms of the proposed merger and important information relating to Emerald and Fifth Third Bancorp are explained in the accompanying Prospectus/Proxy Statement. Please give this document your prompt attention.

        TO APPROVE THE PROPOSED MERGER, IT WILL BE NECESSARY TO OBTAIN THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST TWO THIRDS OF THE OUTSTANDING SHARES OF EMERALD COMMON STOCK. AN ABSTENTION OR FAILURE TO VOTE HAS THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

        We have enclosed a Blue proxy card for your use in voting at the Annual Meeting. Please indicate your voting instructions and sign, date and mail the Blue proxy card promptly in the postage-paid envelope provided. Regardless of whether you plan to attend the Annual Meeting in person, it is important that you return the enclosed Blue proxy card so that your shares will be voted at the Annual Meeting.


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        You are also cordially invited to attend a Special Meeting of
Shareholders of Emerald Financial Corp. The meeting will be held after the Annual Meeting on Thursday, July 8, 1999, at 11:30 a.m., Eastern Daylight Savings Time, at Quality Catering Party Center, 9200 Pearl Road, Strongsville, Ohio.

        The Special Meeting is being held because the merger with Fifth Third is also considered a "control share acquisition" under Ohio law and such control share acquisition must be approved by the shareholders of Emerald at a special meeting. At the Special Meeting, holders of Emerald common stock will be asked to approve the control share acquisition by Fifth Third of more than a majority of the voting power of Emerald. Your Board of Directors unanimously recommends that you vote FOR the control share acquisition proposal at the Special Meeting.

        THE CONTROL SHARE ACQUISITION MUST BE APPROVED BY THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTING POWER OF EMERALD REPRESENTED AT THE SPECIAL MEETING, EXCLUDING ANY SHARES OF EMERALD COMMON STOCK OWNED BY ANY OFFICER OF EMERALD OR ANY DIRECTOR OF EMERALD WHO IS ALSO AN EMPLOYEE OF EMERALD.

        We have enclosed a White proxy card for your use in voting at the Special Meeting. Please indicate your voting instructions and sign, date and mail the White proxy card promptly in the postage-paid envelope provided. Regardless of whether you plan to attend the Special Meeting in person, it is important that you return the enclosed White proxy card so that your shares will be voted at the Special Meeting.

        Thank you for your attention to these important matters.

                                        Sincerely,


                                        Thomas P. Perciak
                                        President and Chief Executive Officer